Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc. 20 Months FX Basket Linked Notes Due 2009 Final Term Sheet October 25, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	Payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA (Moody’s/S&P)

Offering:	20 months FX Basket Linked Notes Due 2009

Sole Underwriter:	Citigroup Global Markets Inc.

Basket Currencies:	Indonesia Rupiah (IDR), Turkish Lira (TRY), South African Rand (ZAR), Mexican Peso (MXN)

Principal Amount Issued:	US $4,000,000

Pricing Date:	October 25, 2007

Issue Date:	October 30, 2007

Maturity Date:	June 26, 2009

Issue Price:	100% of the principal amount

Payment at Maturity:	Principal Amount + Return Amount

Principal:	100%

Return Amount:	3.00% + Max[0, Basket Return – 3.00%] x Participation Rate x Principal Amount Where, Participation Rate = 250% and Basket Return is the sum of the Currency Returns.

Currency Returns:

For each CCY = IDR, TRY, ZAR, MXN,

Currency Return = 25% x (CCYUSD_end - CCYUSD_start) / CCYUSD_start.

For each CCYUSD

CCYUSD_start = Spot exchange rate on October 26, 2007 as calculated as described below

CCYUSD_end = Spot exchange rate on the Valuation Date, as calculated as described below

i	CCYUSD	w(i)	Description
1	IDRUSD	25%	Number of US Dollar per 10,000 units of Indonesia Rupiah, as calculated by dividing 10,000 by the USDIDR rate as quoted on Bloomberg page “IDRXFIX <Crncy>“ for a business day.

2	TRYUSD	25%	Number of US Dollar per unit of Turkish Lira defined as EURUSD/EURTRY, where EURUSD and EURTRY are as quoted on Bloomberg page ECB3 for a business day. Available about 8:30am New York time

3	ZARUSD	25%	Number of US Dollar per unit of Turkish Lira defined as EURUSD/EURZAR, where EURUSD and EURZAR are as quoted on Bloomberg page ECB3 for a business day. Available about 8:30am New York time

4	MXNUSD	25%	Number of US Dollar per unit of Indonesia Rupiah, as calculated by dividing 1by the USDMXN rate as quoted on Bloomberg page “MXFT <Crncy>“ for a business day. Available about 2:30pm New York time

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc. 20 Months FX Basket Linked Notes Due 2009 Final Term Sheet October 25, 2007

CCYUSD_start:	IDRUSD = 1.0936 ( =10,000/9,144) TRYUSD = 0.8382 (= 1.4384/1.7161) ZARUSD = 0.1536 ( = 1.5384/9.3630) MXNUSD = 0.0930 ( = 1/10.7523)

Valuation Date:	Three business days prior to Maturity Date

Day Count:	30/360 unadjusted

Early Redemption:	None

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0EN5

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.